Exhibit 99.2

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

PRIME NEWS WIRE

Moderator:  Lawrence Brogan
October 22, 2009
4:00 p.m. CT

Operator:
Good morning.  My name is (Christie) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Autobytel Third Quarter 2009 Financial Results.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer session.  If you would to ask a question during this time simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you.  Mr. Lawrence Brogan, Senior Vice President of Strategic and Financial Planning, you may now begin.

Lawrence Brogan:
Thank you.  Good afternoon and welcome to Autobytel’s 2009 Third Quarter Conference Call.  With me on the line today are Jeff Coats, President and Chief Executive Officer and Curt DeWalt, Chief Financial Officer.

Before we begin, I need to remind you that during today’s call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.

Please note that actual events or results may differ materially from these forward-looking statements.  Specifically, please refer to our Form 10-K for the year ended December 31, 2008, our Form 10-Q for the quarter ended June 30, 2009 and our Form 10-Q for the quarter ended September 30, 2009, which we expect to file shortly.

These filings identify the principal factors that could cause results to differ materially from those forward-looking statements.  Slides are included with today’s presentation to help illustrate some of the points being made and discussed during this call.  You can access the slides in the investor relations section of our Web site, www.Autobytel.com.

Now, I’ll turn the call over to Jeff.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Jeff Coats:
Thank you, Larry.  Good afternoon everyone.  While the Autobytel story the past few quarters was primarily one of cost reduction and containment, our focus has also been on implementing a carefully thought out reinvestment in our properties and products to enhance our gross margins and drive revenue.

We’ve improved our gross margin by approximately eight percent from the second quarter of 2009 while at the same time reducing total operating expenses by a further seven percent sequentially.  But the last few quarters have also included an extensive ground laying effort to upgrade, re-platform and reconfigure our Web sites and integrate the data and content acquired from the patent settlements completed in the second quarter of this year.

This effort has improved page views to our Web site and increased the level of our direct-to-site or “organic leads,” which carry better margins and are generally of higher quality than leads acquired from third party sites.  If you will recall back in January we rehired two former Autobytel executives to take charge of our Web site operations and search engine marketing.  That investment has already paid substantial dividends, and we are excited about our current momentum in improving user experience, traffic acquisition and monetization.

By most measures the general economy seems to be stabilizing and there has been some recent positive news coming out of the automotive industry.  General Motors and Chrysler have emerged from bankruptcy and the government’s “Cash-for-Clunkers” program, albeit a one time event, stimulated the purchase of nearly $700,000 cars through a rebate which returned close to $3 billion to consumers.

Although “Cash-for-Clunkers” was a real boon to auto manufacturers and dealers, it was somewhat of a mixed blessing for Autobytel.  Although we experienced increased leads delivered per dealer as a result of the program during the third quarter, overall dealer demand for our lead programs decrease, reflected in fewer new dealer sign ups, as certain dealers felt they had sufficient volume of customers through increased online and show room traffic.  Our OEM and advertising businesses benefited from heightened consumer demand in the short term but we are now dealing with the after effects of dealer inventory sell outs and a softening of consumer interest which typically means fewer requests for auto lead referrals.  We are hopeful that dealers buoyed by recent increased sales related to “Cash-for-Clunkers” will increase their marketing budgets over the coming months related to new products introduced for the 2010 model year.

While working towards bolstering our top line and improving profitability we have maintained a strong cash position, $25.2 million at the end of September.  Autobytel remains debt free and we are highly committed to upholding and building our financial flexibility to take advantage of the strategic opportunities that are available to us.

I’ll now turn things over to Curt who will provide a review of our third quarter results.  Curt.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Curt DeWalt:
Thank you, Jeff.  To keep things to the point, I’ll highlight a few key metrics from the third quarter.  You’ll find more detail in the press release we just issued and our 10-Q for the quarter ended September 30, 2009, which we expect to file shortly.

As Larry mentioned, you can also follow along with the slide presentation we posted earlier today on our Web site.

As shown on slide three, total revenues for the third quarter of $13.4 million were flat with the second quarter of this year and down by approximately 23 percent year-over-year.  This is primarily due to the decline in the number of participating dealers in our leads programs and the corresponding leads to those dealers.

As the automotive market has struggled, many of our dealers have gone out of business or pulled back significantly in their marketing spend.  While the “Cash-for-Clunkers” program provided a short term boost for dealers it did not boost demand for our lead programs as dealers were flooded with customers both online and in their show rooms.

Finance leads were off two percent from the second quarter of this year and declined 51 percent from the prior year third quarter due to the decline in the number of participating dealers, which is primarily related to continued tightness in the sub prime consumer credit environment, making it difficult for dealers to get credit challenged customers financed.

Wholesale OEM lead delivery improved throughout the quarter, showing continued stability, and was up slightly from the second quarter.  But this business is still down year-over-year.  We continue to see OEM leads as an area of growth for Autobytel as more OEMs become active in the lead marketplace.

Slide five shows our quarterly revenue by product over the last two years.  In the third quarter of 2009, we delivered approximately 675,000 auto leads compared with 690,000 in the prior quarter and 772,000 in last year’s third quarter reflecting a declining dealer base partially offset by an increase in the number of leads delivered per dealer.  Increasing the leads delivered per dealer directly impacts our revenue per dealer.

We delivered 87,000 finance leads in 2009 third quarter, roughly equal to the second quarter of 2009 and 145,000 in the third quarter of a year ago.  Again, declines primarily reflect the declining dealer base, impacted by the lack of available sub prime consumer credit.

Our dealer network continued to be impacted by challenges facing the automotive industry.  At the end of the third quarter 2009 we were serving 2021 new car franchises versus 2263 in the second quarter of 2009 and 3215 in the prior year period.  Our used car dealer franchises totaled 923 at the end of the 2009 third quarter compared with 1,016 at the end of the second quarter 2009 and down from 1,321 in the year ago quarter.

Finance dealer franchises totaled 186 at the end of 2009 third quarter compared with 201 at the end of the second quarter and 298 in the 2008 third quarter.

It is encouraging to note that we are currently seeing signs of a reversal in dealer cancellations and loss.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Third quarter advertising revenue was about equal to this year’s second quarter as well as last year’s third quarter.  Although “Cash-for-Clunkers” resulted in higher traffic to our Web site properties during the quarter, advertisers’ budgets did not increase significantly from prior periods.

There were approximately 48 million total Web page views across our Internet properties in 2009 third quarter, up about 30 percent from the 37 million page views in the second quarter.  We had approximately 50 million in the year ago period.  The “Cash-for-Clunkers” program presented us with an opportunity to spend SEM dollars effectively in July and August to generate leads and page views.  Our in-house SEM spending was approximately three times higher in Q3 versus Q2 of 2009.  This allowed us to displace leads and traffic purchased from third party sources, leading to an improvement in gross margin from Q2 to Q3.  As Jeff mentioned at the beginning of the call, carefully thought out reinvestment in programs and properties has become a major focus for the Autobytel story.

Gross margins were 35.5 percent in the 2009 third quarter, up from 32.9 percent in the second quarter of this year as we worked to refine the  retail auto lead promotions which were initiated in response to the sliding economy.  In addition, the results of our decisions to carefully reinvest in our properties and programs to enhance our gross margins is becoming evident as we approach last year’s third quarter margins of 35.7 percent.

Both slides three and six illustrate the reduce operating expenses by approximately 50 percent to $6.2 million and $12.2 million in the same period last year, which included $1.8 million in severance costs.  Without considering the severance cost, year-over-year decline in operating expenses was 40 percent.  On a sequential basis, expenses were lower by approximately seven percent.  Also on slide six you will see significant improvements we’ve made in expense management over the last seven quarters.  Rest assured we are continually looking for increased efficiency and decreased costs in line with our current and anticipated revenue levels.

Non-cash share based compensation in third quarter 2009 decreased to $266,000 down from $561,000 in last year’s third quarter.

Net loss for 2009 third quarter was $799,000 or two cents per share, which included approximately $642,000 of other income and discontinued operations primarily related to the release of funds from the escrow account which was established when we sold our AVV business in January 2008, along with certain tax adjustments.

These results are a significant decline from the net loss of $5.6 million or 13 cents a share in the 2008 third quarter.  The company’s reported loss from continuing operations was $1.4 million for 2009 third quarter.  And in 2009 second quarter the loss from continuing operations was $1.5 million and in the third quarter of last year the operating loss from continuing operations was $5.8 million.

With respect to the $1.9 million of AVV escrow, we expect to have this account fully reconciled by the end of the year and that we will have captured approximately 95 percent of the funds escrowed at closing.  The remaining amount will be paid to the acquirer of the AVV business to obtain certain software licenses per the original purchase agreement.

Slide nine you can see how cash has trended since the beginning of the year.  At September 30, 2009 our cash balance was $25.2 million or 56 cents per share compared with $27.4 million or 61 cents per share at December 31, 2008 and $26.8 million or 59 cents per share at June 30, 2009.  As Jeff mentioned, our balance sheet remains debt free.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Some of you had questions regarding the exposure to Chrysler and GM bankruptcy, both of which emerged earlier this last quarter.  We’ve received payment for all outstanding pre-bankruptcy receivables and at this time our lead delivery program with Chrysler is not active.  We are continuing to provide leads and advertising to General Motors, and Ford continues to be an important and growing OEM customer.

Our current ratio continues to improve and stood at 4.7 to one at the end of September, compared with 4.4 to one at the end of June and 3.3 to one at the end of December 2008.

As many of you know from our recent Form 8-K filing with the SEC we received a notification from NASDAQ on September 15 informing us that Autobytel was not in compliance with NASDAQ’s $1 minimum closing price requirement for continued listing of our stock on the NASDAQ global market.  NASDAQ had previously suspended the minimum bid requirement but lifted the suspension on August 3.  Per the terms of the notification, Autobytel has six months from September 15 to regain compliance with the minimum bid requirement or face de-listing.  We are currently evaluating our options with respect to this compliance deficiency and we’ll be communicating accordingly.

With that I’ll now turn the call back to Jeff.

Jeff Coats:
Thank you, Curt.  We are pleased with the progress we are making although we remain constrained by a challenging external environments even as our industry made some short term progress during the third quarter.  Throughout this period we’ve been working hard to blend together efficiencies, decrease expenses and most importantly, we are seeking new and better ways to provide increasing value to our customer base.

Particularly encouraging has been the significant progress we’ve made on our owned and operated suite of Web sites, including Autobytel.com, AutoWeb, Autosite, Car.com., CarSmart, CarTV and Myride.com.

In the first quarter of this year we assembled a new leadership team to help us rebuild our Web presence.  We then focused on making improvements in site reporting and infrastructure to lay the groundwork for this effort.

In the second quarter, we relaunched Myride.com, improving the site speed, stability, customer interaction and lead conversion.  In the third quarter, we began integrating the data, content, and tools we received as part of several intellectual property settlements in the second quarter including those with Edmund’s and Internet Brands.  These assets include editorial content, core vehicle data, car photos and other research tools.  We are hoping to achieve similar arrangements with other parties that would allow us to further strengthen our Web site content.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

In the fourth quarter, we expect to complete the remainder of the third party content integration into our Web sites and relaunch Autobytel.com.  As we do this work we are already seeing improved results in customer acquisition and conversion due to improvements in content, tools, and user experience.

In the first quarter of 2010 we expect to continue this work across our Web platform, including relaunching Car.com, AutoWeb and Autosite.  By continuing to improve our Web sites we believe we can continue to decrease customer acquisition costs, improve margins and raise product quality in both the leads and the advertising businesses.

Slide eight highlights our progress and provides a roadmap to further product development.  This progress has allowed us to bring our search engine marketing or SEM activities in house at a positive and increasing ROI.  We’ve eliminated all negative SEM related ROI that previously was outsourced.  As seen on slide seven, further conversion of site visits in the leads has increased by over 300 percent from the first quarter of 2009 and we expect to see this momentum continue.  As we’ve mentioned previously the creation of more organic leads is an important cornerstone of our strategy going forward.

Our cash position and prudent balance sheet management have allowed us the time to not only weather the current storm but to position Autobytel for future growth by providing our manufacturer and dealer customers with value added services that allow them to maximize vehicle sales.

For example as we discussed last quarter, we entered into an agreement with Kelley Blue Book to extend our reach into the large used car market.  This will improve both the quality and quantity of leads from our used car program.  In July we launched a new lead verification technology platform to increase the quality of and closing ratios on new and used car leads for our dealer customers.  We are very pleased thus far with the results, especially in this type of environment, which has been one of the most challenging times in our industry’s history.  We must be sensitive and responsive to our customer’s needs and help them quickly adapt to rapidly changing business conditions.

Most recently, we relaunched our e-mail manager program to help dealers better respond to what has become a highly prolonged consumer purchase cycle.  In fact, today’s consumers spend about nine months from the time they begin to research a car until they finalize a purchase.  This time frame is now about twice what it was in 2001.  We completely revamped and enhanced the program’s capabilities to provide dealers with a better method for keeping in front of potential customers.  Our e-mail campaigns result in earlier and more frequent communications with consumers without taxing existing dealer resources.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

In our continued efforts to provide innovation in September we began the roll out of a new lead product program designed to better meet the needs of our large dealer customers.  It is services like these, coupled with our leading automotive Web properties, that give dealers and manufacturers the tools they need to effectively compete in a shrinking target market.  We are confident that, as well as these programs work in today’s environment, they will become even more valuable as the economy continues to stabilize and returns to a pattern of growth.

While continually improving our consumer manufacturer and dealer experiences we are also highly cognizant of our ongoing need to streamline our business and make sure our costs are proportional to our current and expected revenue levels.  We remain focused on the further development of robust tools that will assist our customers in selling cars in the most cost effective manner possible.  In parallel we remain committed to fine tuning our own operations for maximum efficiency.

The recovery in the general economy appears to be underway, and Detroit’s three major automakers, as well as JD Power, seem to be painting better scenarios for 2010.  We certainly hope they are right, but we are focused on increasing productivity enhancement and further cost rationalization regardless.

At Autobytel I am confident that we are doing the right things to strengthen our position in the marketplace while using our financial flexibility to the utmost.  Even in this economy, and perhaps because of it, strategic opportunities abound.  As I mentioned in prior calls the automotive industry and its diverse segments are ripe for change and consolidation and Autobytel is positioned very well to benefit from this.

We’ve made considerable progress.  We have the right team and strategy in place to further strengthen and grow our company.  We are strongly positioned to benefit from a recovering economy and automotive markets.  I look forward to reporting back to you as we continue to find new ways to not only survive but to thrive.  Operator, we’ll now take questions.

Operator:
Yes, sir.  If you’d like to ask a question at this time, simply press star then the number one on your telephone keypad.  We will pause for just a moment to compile the Q&A roster.  And your first question comes from the line of (William Martin).

(William Martin):	Hey, Jeff. How are you?

Jeff Coats:	Good, (Bill). How are you?

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

(William Martin):	Very good. Did I hear you correctly that you said that you’re seeing a reversal in dealer losses this quarter?

Jeff Coats:	Things are strengthening. They’re looking pretty good so far this quarter.

(William Martin):
Great.  And kind of along the same lines you know we’ve heard a number of major auto retailers talking about significantly reallocating dollars on line.  I was curious just if you could talk about how you’re attacking and going after that opportunity.

Jeff Coats:
Well, as I mentioned we launched in late September and earlier this month a couple of new products, one particularly focused on the large dealer groups.  We don’t really want to talk about it too much publicly at this point for competitive reasons but we are very confident that it’s going to pull more of those dollars in our direction.  It’s exactly what the big dealers have been asking for.  The initial feedback that we’re getting as we meet with them has really been astounding.  So we’re confident we’re going to see some big pick ups from that.

(William Martin):
Great.  And I – you obviously noted you continue to evaluate ways to strengthen your market position from a strategic perspective.  I was wondering are you seeing, in this difficult auto environment, are you seeing smaller competitors go out of business or come up for sale?

Jeff Coats:
I haven’t really seen a lot of smaller competitors go out of business thus far.  Some of the smaller guys do seem to have, you know, liquidity issues but you know it only takes two guys, and a dog in a garage to start a search business and there are a lot of guys like that out there.  They can generate some amount of revenue, a million, a couple million whatever.  I think it’s hard for them to scale much beyond that but you know there’s always people like that out there.

We’re looking for some interesting acquisition candidates.  We’re talking to quite a few.  So you know we’re definitely – we’ve got our ear to the ground and trying to see what we can do.

(William Martin):
Great.  And just one more question.  You know Autobytel obviously owns a valuable patent portfolio, I was curious if you’re comfortable articulating this publicly just how are you thinking about that asset today?

Jeff Coats:	We are currently reviewing what our opportunities may be to pursue additional licensing for our patient portfolio. And are, in fact, in some discussions currently.

(William Martin):	Great. Well, thank you so much for your hard work. I really appreciate it.

Jeff Coats:	Thanks.

Operator:	And your next question comes from the line of (Seth Setrakian) with First New York.

(Seth Setrakian):	Hi, guys. How are you?

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Jeff Coats:	Hey, (Seth).

(Seth Setrakian):	I guess I have a couple of questions, one regarding the balance sheet. Is there one more payment that’s due from the settlement a couple of years ago?

Jeff Coats:	Yes. There’s the payment of $2.67 million due in the middle of March 2010.

(Seth Setrakian):	Got it. So …

Jeff Coats:	And it’s not on the balance sheet, (Seth).

(Seth Setrakian):
Yes, yes, no.  It’s not on the balance sheet.  I’m just trying to think incremental like pro forma where assuming that burn isn’t that dramatic for the fourth quarter, where we will be in the beginning of next year.  So essentially we’re still trading approximately net cash.

It seems like you guys have done a phenomenal job considering the state of where we were operationally a year ago in the state of really automotive industry over the past 12 to 18 months.  And I guess from a fundamental point of view, we’re doing very well in terms of the hand we were dealt with.  I guess now my question is considering we’re still only trading at net cash per share and I’m looking at all of your peers if we can call them peers, all of the dealers, all of the manufacturers, advertising companies, everyone that kind of fell off the cliff from a business point of view a lot of their stocks have come back to the spring 2008 levels.  We’re clearly not even near that.  We were at $2 a share back then.

And you know from a fundamental point of view all of these companies that I’m alluding to probably had business drop off between 30 and 50 percent probably comparable to us.  But their stocks have come back, ours has not.  Our business is being valued at zero.  So I guess going forward, I really am curious to hear your thoughts on how we’re going to enhance shareholder value in light of the fact that you’re not going to get any credit for the business.  But even more so I mean we do have this NASDAQ listing issue also.  And I mean from where I sit I see no reason why we’re not above $1 a share.  And I just kind of want to – I guess I want to hear your thoughts on all of that.

Jeff Coats:	Let’s see. Those were a lot of points to address.

(Seth Setrakian):	I know. Sorry.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Jeff Coats:
No, no.  I think probably one of the reasons that our stock hasn’t come back the way others has is because we had damaged our credibility historically with our results.  Our results had trended poorly for a while even before the bottom fellow out of the economy in the automotive market.

So I think we are a little bit in a situation of show me.  I think the market is waiting to see us not just prove that we can cut costs, which we definitely have done.  But that we can actually rebuild a business and improve the top line.  We are absolutely in the process of demonstrating that we can rebuild the business.  Our margins are improving.  And you know and all of the things that we talked about with regards to our lead conversion and our page views being up and the work we’ve done on the sites this year all of that will set up very nicely as we move forward into the fourth quarter and into 2010.

So as the economy recovers, as the automotive economy recovers we really are very well positioned to be able to improve the top line.  I also think and you know we haven’t really talked about this a whole lot on these calls but historically the leads business was not getting a lot of investment capital during the prior two or three years as other business efforts were being pursued.  And so you know we’ve spent this year rebuilding the leads business.  I think we’ve come a long way.  I think we will be able to demonstrate that we can and are rebuilding the business and will be able to drive the top line.

I agree with you with regards to stock price, but then of course, I would.  We certainly are reviewing all of our options with regards to the situation with the NASDAQ and there certainly are various options available to us but the best option is to, you know, put results – demonstrate results which result in greater investor confidence and an improved stock price.  We think we’ve begun to do that.  We think as we continue to move forward we’ll be able to further demonstrate that our margins are strengthening again.

You know we’re not even close to historic margin levels.  The benefits that we’ve seen in, you know, lead conversion and page views have been pretty good so far this year under almost anybody’s metrics.  And yet, for the most part it was done with the sites that had yet to be overhauled, with sites that we had not yet integrated any of the new content or tools or photos or reviews that we received as part of the litigation settlements.

So you know I think there’s some – the best is yet to come as they say as we complete the integration of all of these assets into the Web sites.  And we can really continue to turn up the flame under our search activities both SEM and SEO and see the benefits from those.

(Seth Setrakian):
You know in addition you alluded to investor confidence, just one other point to make.  I think investor awareness is going to matter also.  I just feel we are below the radar screen.  It seems like there’s been a core list of holders that have been owning the stock over the last couple of years and there are some new significant shareholders also.  However, I think in terms of getting the story out and letting people know on how much improvement there’s been and the value that’s here there’s probably a better effort we can make on investor awareness.

And just one thing I want to highlight even on the press release it’s only Webcast and I know there’s a dial in number and that’s not even on the press release.  If that’s just something that we could do.  I know this is probably not the time to talk about stuff like this but it’s just too good of a story out there.  It’s tremendously undervalued and I think little small things like that can increase our profile with a larger audience.  That can help us accomplish what we all want to do and that’s you know see the stock be higher.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Jeff Coats:
Sure.  Well you know we’re always – always want to get feedback and good ideas from people.  We certainly are working towards the goals that you’re talking about.  You know and I’ll be candid with you I have not devoted much time to some of the activities thus far that you’re talking about because you know I …

(Seth Setrakian):	Your plate’s been full. I mean there’s been a lot that you’ve had to reverse.

Jeff Coats:
No, no, it’s not just that.  It’s I decided that it didn’t make sense for me to go out and say to the market this is what we’re going to do because a lot of companies say that.  This company has said that historically and then didn’t deliver.  So I decided to wait until we had delivered some results and then go out and start saying OK this is what we’ve now done.  So we’ve got a little bit of credibility.  This is what we’re going to do and start telling the story that way.

So I think you know I agree with you.  I think we’re pretty well positioned at this point to start telling our story more broadly, more widely and you know also this has been a difficult year in the automotive market and you know who knew where the market was going to be and even if for sure we’re at the bottom even though you know the conventional wisdom certainly hopes that we are.  Some of us were at the JD Power conference last week and there certainly seems to be a positive outlook, not enthusiastic so it’s not over the top, but a positive outlook as we roll into 2010, so you know.

(Seth Setrakian):	Well, look I just want to commend you guys. You guys are working really hard. You’re doing a great job, and I think eventually the market is going to notice. Keep it up.

Jeff Coats:	Thank you very much. We appreciate your support.

(Seth Setrakian):	Thanks. Bye.

Operator:	And your next question comes from the line of (Brian Horey) with (Aurelian).

(Brian Horey):
Hi.  I had two questions.  I guess the first was in terms of the post cash–for-clunkers period you know how does it all net out?  I understand you said that dealers were maybe more interested now in lead generations since they don’t have so much showroom traffic.  But consumers on the other hand are you know are less interested.  So how does that net out for the business as we enter Q4, I think?

And the second question was I’m just kind of curious as to you know your sense of how much of the organic traffic yield or potential we have realized with these search engine optimization efforts that we’ve done to date and kind of how much more opportunity is there to improve that going forward.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

Jeff Coats:
OK.  With regards to your first question I’d say it’s a mixed bag.  You know kind of what we’ve seen and you know there were some concerns during “Cash-for-Clunkers” that what it would do would be – would pull forward a lot of demand into July and August for people that would normally have gone in and bought cars later in the year.  And certainly there seems to have been – there seems to be a significant element of that.

But even worse than that is the fact that a lot of dealerships don’t have any inventory or haven’t had any inventory until this month because – for a variety of reasons.  You know cash–for-clunkers really sucked out a lot of inventory out of the system.  But even before then many dealers had prudently and judiciously you know curtailed their inventory purchases earlier in the year as you know they were seeing things not look great.  So there wasn’t a lot of, as they say in Detroit, metal on the lot before cash–for-clunkers.  “Cash-for-Clunkers” really siphoned off a lot of what was left.

And so we’ll see what happens as the 2010 products are delivered to dealers.  It will be interesting.  You know we are hoping to see some pick up in marketing dollars spent.  So it remains to be seen.

I’ve gone blank on your second question.

Curt DeWalt:	SEO SEM.

Jeff Coats:
Oh, SEO SEM.  The – it’s a good answer I’m happy to tell you in that we’ve barely scratched the surface.  We’ve made some good inroads thus far, but again, what we’ve been able to do so far is even with many of our sites still in need of overhaul without the new content, the new tools, the new pictures, the new reviews that were coming into the sites.  We’re working on some other data acquisition opportunities to even further enhance the quality of our Web sites.

So you know it never had made sense to bring a lot of people to our sites through paid search if we couldn’t hold them on our sites.  Now, that we’re improving our sites and continuing to improve our sites and really you know even if you go to the Autobytel.com today that site has not yet been overhauled.  You know Myride of all of the sites has gotten most of the integration into.  As we integrate the new tools, the new pictures and everything is going into Myride first.  And so that’s the place to look.  But as we complete the relaunch of Autobytel in November and the other sites and integrate all of these wonderful things into them we will really be able to see and expect to see some good benefits from our search activities.

(Brian Horey):
OK.  And is – at this point is there any way to kind of translate that potential into you know let’s say a long term goal for gross margin you know just to give us a sense as to what – a quantification of how big an opportunity there is in front of us as far as all of that goes?

Jeff Coats:
We’re working on that.  You know it’s – because we’ve only scratched the surface so far and because it’s a different world these days we’re not prepared to say anything about that publicly.  But you know stay tuned for the earnings call that we’ll have in 2010 and perhaps we’ll be able to talk a little bit more about that at that point with some more results behind us.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

(Brian Horey):	OK. Thank you.

Operator:	As a reminder, if you’d like to ask a question, please press star then the number one on your telephone keypad. Your next question comes from the line of (Robert Setrakian) with Helios.

(Robert Setrakian):	Hi, guys.

Jeff Coats:	Hi, (Robert). How are you?

(Robert Setrakian):
Good.  As the couple of previous callers mentioned operationally investors should be happy with what you have accomplished here in a difficult environment.  You know from a stock perspective we’re still selling at net cash.

You know if I remember correctly in the past two years a couple of times you know we had hired bankers and we had gone through processes for strategic alternatives.  And I’m wondering whether you know with the environment improving a little bit and you know having heard at that time from you know industry sources, market players talking to some of your competitors before you know there was a bit of interest do you guys as management and board you know feel vulnerable at all with the stock trading at net cash?  And you know you have plans obviously for the next couple of years to take this to the next level.  And you know you feel it’s very undervalued but at net cash environment improving, marketing on the Internet you know being interesting area for people automotive industry improving.  Don’t you feel a little vulnerable?

Jeff Coats:
Certainly, (Robert), we’d like to see the stock price higher which would, of course, moderate some of what you’re talking about.  I don’t know that I would say yes we do feel vulnerable.  And I certainly would not say that no we don’t feel vulnerable.

I kind of view us – I think we kind of view as – in a very interesting position.  We have the opportunity to be a catalyst for a lot of the consolidation opportunities in this marketplace in a variety of ways.

(Robert Setrakian):	Yes.

Jeff Coats:
So you know we certainly are not putting our head in the sand.  We’re doing everything we can do to improve our operations so that they are reflected in the company’s financial results.  You know I would remind you that we also have a pill in place.  That if anyone purchases in excess of 15 percent of our stock it triggers the pill.  And that you know generally is a big negative if that were to happen.

(Robert Setrakian):	Yes.

Jeff Coats:
So that provides us with some amount of comfort but you know really we’re pushing forward to both improve the company and as I’ve mentioned several times position ourselves to take advantage of market consolidation opportunities.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

(Robert Setrakian):
Yes.  I mean you know I do the math from where some of these comps are trading in terms of three, four time sales.  We’re trading at net cash.  Here we are talking about you know $1 stock price which would probably value at us like 0.25 times sales.  For a lot of these guys you know simple math in terms of what they can do you know to their own earnings or to their own sales.  You know, I find it incredible that you know they’re not – some of the people who were interested at that time if they are still interested in the area are not you know approaching you know for an interesting deal.

On the other hand, I wanted to ask at what point in time do you feel comfortable with, you know, the business you know being stable – stabilized enough for you with the incredibly strong balance sheet that you have relative to the size of the business to put in a buyback for your stock to get to a certain level to show confidence to the marketand then you know perhaps when people’s attention are on your stock and you know we get the stock to a certain level be able to take advantage of some of these opportunities in the market place you know with your stock where you guys are happy, your investors are happy, you have a currency now to be able to do you know things.  You have a lot more flexibility?  And you know that’s something that is always on my mind having been in this investment for a couple of years now.  I think on every single conference call I’ve mentioned the same thing like a broken record.

Jeff Coats:
As I know very well from my numerous conversations with you, you definitely are keen to see us do a buy back.  I’d almost think from your earlier comments you were trying to put us in play with regards to pointing out that we might or might not be vulnerable.

(Robert Setrakian):
Yes at you know two – if somebody comes in at $2 I don’t think we would be unhappy at this point in time.  At these prices you know like you know the investor who tried to take advantage a few months back and then you know went away.

Jeff Coats:	Right.

(Robert Setrakian):	Not that kind of vulnerability.

Jeff Coats:	No. No. Well you know I guess as we sit today we still are in an uncertain environment. I can’t see us doing anything to spend our cash on something that doesn’t improve our operations at the moment.

(Robert Setrakian):	At the moment.

Jeff Coats:
But you know as things evolve who knows.  I’m sure that you and I will have many more conversations about this.  And you know we’ll just have to see how things evolve.  There really are some very interesting opportunities out there for us.  I agree with you that you know a big plus for us would have – would be a strengthened stock to use as a currency.  I’m – you know perhaps I just kind of look at it a slightly different way to get there for the time being.

PRIME NEWS WIRE
Moderator:  Lawrence Brogan
10-22-09/4:00 p.m. CT
Confirmation # 35120681

(Robert Setrakian):	Yes. Well congratulations on the quarter and look forward to you know many more improving quarters.

Jeff Coats:	Thank you. Thank you very much.

Operator:	And there are no further questions at this time. I will now turn the call back over to Mr. Coats.

Jeff Coats:
Thanks everybody.  We appreciate you taking the time to speak with us today.  As I’ve said before stay tuned.  I think we have an ever improving story and I truly believe that we are about as well positioned to benefit from the recovery in the automotive economy as we could be.  We look forward to talking to you in the future.  Thank you.

Operator:	And this concludes today’s conference call. You may now disconnect.

END

Autobytel
Q3 2009 Results

The statements contained in this presentation that are not historical facts are forward-
looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are continuing adverse general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the company’s stock.
Safe Harbor Statement

Q108	Q208	Q308	Q408	Q109	Q209	Q309
Revenue	$20.7	$19.0	$17.3	$14.2	$13.9	$13.4	$13.4
Gross Margin [1]	33%	36%	36%	32%	36%	33%	35%
Adjusted OPEX [2]	$16.2	$12.4	$10.4	$9.2	$7.7	$6.3	$6.2
% of Revenue	*78%*	*65%*	*60%*	*65%*	*56%*	*47%*	*46%*
Adjusted Loss from Cont Ops [3]	**($8.8)**	**($5.3)**	**($4.0)**	**($4.5)**	**($2.6)**	**($1.2)**	**($1.4)**
Reconciling Items	*$2.7*	*($52.1)*	*($1.8)*	*($10.6)*	*$2.2*	*($0.3)*	*$0.0*
Loss from Continuing Ops	**($6.1)**	**($57.4)**	**($5.8)**	**($15.1)**	**($0.4)**	**($1.5)**	**($1.4)**
Discontinued Operations	$4.1	$0.1	$0.2	$0.0	$0.0	$1.3	$0.6
Net Loss	**($2.0)**	**($57.3)**	**($5.6)**	**($15.1)**	**($0.4)**	**($0.3)**	**($0.8)**
Change in Cash Balance	$1.5	$6.6	($3.5)	($4.8)	($1.6)	$1.0	($1.5)
Operating Cash Flow	($5.6)	($6.7)	($2.9)	($4.8)	($1.6)	($0.8)	($2.0)

Copyright © 2009 Autobytel Inc.

1 - Excludes MyRide.com impairment charges of $4.3M and severance of $300k in Q4 2008
2 - See slide #6 in this set for GAAP to Adjusted OPEX reconciliation
3 - See slide #11 for GAAP to Adjusted Loss from Continuing Ops reconciliation
Financial Overview
$ Millions, except gross margin

Quarterly US Light Vehicle Sales (Millions)
4.1
3.8
3.6
3.8
3.4
2.5
2.2
2.6
3.0
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209F
Q309F

Annual US Light Vehicle Sales (Millions)
16.9
17.0
16.6
16.2
13.2
10.3
11.5
13.6
15.0
2004
2005
2006
2007
2008
2009F
2010F
2011F
2012F

Copyright © 2009 Autobytel Inc.

Comments
•  July / August vehicle sales boosted by “Cash for Clunkers”
 •  Significant drop in September (Sales “pulled forward” / lack of dealer inventory)
•  In September 2009, JD Power forecast 2009 and 2010 US light vehicle sales of 10.3M and
 11.5M, respectively
Source: Automotive News, JD Power & Associates
Auto Industry Sales

21.9
18.9
20.7
19.0
17.3
14.2
13.9
13.4
13.4
4.3
3.0
4.0
1.9
8.7
2.9
2.7
3.8
1.7
7.7
2.5
2.7
5.3
1.6
8.6
1.8
2.8
5.0
1.5
8.0
1.6
2.7
4.5
1.4
7.1
1.9
1.9
2.9
1.2
6.3
1.7
1.5
3.0
1.2
6.5
1.8
1.4
3.0
1.1
6.1
1.6
1.3
3.1
1.0
6.3
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209
Q309
New Car Leads
Used Car Leads
OEM Leads
Finance Leads
Website Advertising

Quarterly US Light Vehicle Sales (Millions)
4.1
3.8
3.6
3.8
3.4
2.5
2.2
2.6
3.0
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209F
Q309F

Copyright © 2009 Autobytel Inc.

Comments
• OEM revenue stable
• Advertising revenue stable
Revenue Results
Source: Automotive News

Adjusted Operating Expenses
$ Millions
18
16
14
12
10
8
6
4
16.2
12.4
10.4
9.2
7.7
6.3
6.2
Q108
Q208
Q308
Q408
Q109
Q209
Q309

	Q108	Q208	Q308	Q408	Q109	Q209	Q309	Q3 YOY
GAAP OPEX	$13.5	$64.5	$12.2	$15.2	$5.5	$6.6	$6.2	
Dealix	2.7				2.7			
Impairment Charges		(52.1)		(1.2)				
Severance			(1.8)	(4.8)	(0.5)			
Tender Defense						(0.3)		
Adjusted OPEX	**$16.2**	**$12.4**	**$10.4**	**$9.2**	**$7.7**	**$6.3**	**$6.2**	**-40%**

Copyright © 2009 Autobytel Inc.

GAAP Reconciliation
Cost Reductions

Website Leads Increasing

(Percentages)

Site Leads as Percentage of Total
Q1 2008
Q2 2008
Q3 2008
Q4 2008
Q1 2009
Q2 2009
Q3 2009

Copyright © 2009 Autobytel Inc.

Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
•Rebuilt website leadership team to upgrade web presence •Improved infrastructure and reporting	•Moved MyRide onto Core platform (performance improvements, cost savings) •Brought paid search in-house (eliminate negative ROI Search spend)
•Placed used car
inventory on kbb.com
(more used car leads)
•Added more ways to
search used car
section (more used
car leads)
•Improved new car
lead form (better
conversion)
•Leading Cash-for-
Clunkers section
(more leads & page
views); highlighted on
NBC News, USA
Today, and CNN
•News & Articles
section (more content,
better user
experience)

•Autodata data
conversion (more
comprehensive data
set: car photos, car
colorizations, regional
incentives, etc.)
•Re-launch
Autobytel.com (better
user experience, better
lead conversion, more
page views, etc.)
•Edmunds content
integration (more
content and page
views)

•Re-launch Car.com,
Autosite.com, and
Autoweb.com (site
differentiations, better
user experience)
•New Car Inventory
(improve volume and
quantity of leads)
•Certified Pre-Owned
(CPO) section with
inventory (more leads
and advertising
opportunities)
•Launch consumer
retention programs
(email, etc.)

Actual
Expected
Website Roadmap

Cash & Cash Equivalents
$30,000,000
$20,000,000
1/1/09
2/1/09
3/1/09
4/1/09
5/1/09
6/1/09
7/1/09
8/1/09
9/1/09

Copyright © 2009 Autobytel Inc.

Comments      Cash Per Share
• Cash balance at September 30, 2009 equaled $25.2M ......................................... $0.56
• Additional sources of cash not carried on balance sheet
 •Final Dealix patent settlement payment of $2.7M due in Q1 2010 ……….. $0.06
       $0.62
$25.2M
Cash

Q3 Summary
• Margin improvement
• Increase page views and lead
 conversion
• Continued operating expense
 reductions
• Reinvesting and positioned for
 economic recovery

Q108	Q208	Q308	Q408	Q109	Q209	Q309
GAAP Loss from Cont. Ops.	**($6.1)**	**($57.4)**	**($5.8)**	**($15.1)**	**($0.4)**	**($1.5)**	**($1.4)**
Reconciling Items							
Dealix Settlement	2.7	0.0	0.0	0.0	2.7	0.0	0.0
Impairment Charges	0.0	(52.1)	0.0	(5.5)	0.0	0.0	0.0
Severance	0.0	0.0	(1.8)	(5.1)	(0.5)	0.0	0.0
Tender Offer Costs	0.0	0.0	0.0	0.0	0.0	(0.3)	0.0
Total Reconciling Items	**$2.7**	**($52.1)**	**($1.8)**	**($10.6)**	**$2.2**	**($0.3)**	**$0.0**
Adjusted Loss from Cont. Ops.	**($8.8)**	**($5.3)**	**($4.0)**	**($4.5)**	**($2.6)**	**($1.2)**	**($1.4)**

Copyright © 2009 Autobytel Inc.

Appendix
Reconciliation of GAAP Loss from Continuing Operations
to Adjusted Loss from Continuing Operations